EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release July 10, 2012

For information contact:

Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Mutual Holding Company for Kentucky First Federal Bancorp to Seek Member Approval for
Dividend Waiver; Kentucky First Federal Bancorp Delays Declaration of Quarterly Dividend

HAZARD and FRANKFORT, KY, July 10, 2012-- Kentucky First Federal Bancorp (Nasdaq Global Market: KFFB -News), the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Frankfort, Kentucky, announced that the Board of Directors of First Federal MHC, the mutual holding company that owns 61.2%  of Kentucky First’s outstanding common stock, has determined to call a special meeting of its members to vote on a proposal to waive its right to receive annual dividends of up to $0.40 per share that may be declared by Kentucky First during the 12-month period following the member vote.  All dividends on Kentucky First common stock are declared at the discretion of the Kentucky First Board of Directors.  The special meeting will be held on August 23, 2012.

Regulations of the Board of Governors of the Federal Reserve System prohibit the waiver of dividends by First Federal MHC unless the waiver has been approved by its members, consisting of depositors and certain borrowers of First Federal Savings and Loan Association of Hazard.  Pending the outcome of the member vote, the Kentucky First Board of Directors has determined to delay the declaration of its quarterly $0.10 per share cash dividend that normally would have been declared around this time.    Following the special meeting, the Kentucky First Board of Directors expects to declare a quarterly cash dividend of $0.10 per share, regardless of whether the proposal to approve the dividend waiver is approved by members.   The board anticipates establishment of a record date on or about September 7, 2012, with payment on or about September 24, 2012. Future dividends are not guaranteed, but the Board intends to resume its normal dividend payment schedule for the coming year with the next proposed dividend record date of October 31, 2012, with payment on or about November 19, 2012.

There can be no assurance that the members will approve the dividend waiver or that the Federal Reserve Board will not object to the waiver even it is approved by members at the special meeting.   Over time, the failure to obtain this waiver could result in a reduction in the dividend paid to public shareholders.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the ability of First Federal MHC to waive dividends and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky. Kentucky First Federal Bancorp shares are traded on the NASDAQ National Market under the symbol KFFB. At June 30, 2012, the Company had approximately 7,735,703 shares outstanding of which approximately 61.2% was held by First Federal MHC.